Exhibit 10.3
Employment Agreement
This EMPLOYMENT AGREEMENT (the “Agreement”) by and between Life360, a corporation organized under the laws of the State of Delaware (the “Company”), and Lauren Antonoff (“Executive”) (the Company and Executive is sometimes collectively referred to herein as the “Parties” and individually as a “Party”), sets forth the terms and conditions that shall govern Executive’s employment with the Company.
1.Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.
2.Term. Executive will commence full-time employment with the Company effective as of May 2, 2023, or such earlier date as agreed upon between the Executive and the Company (the actual date Executive commences employment, the “Effective Date”). This is an “At Will” employment agreement. Nothing in the Company’s policies, actions, or this document shall be construed to alter the “At Will” nature of Executive’s status with Company, and Executive understands that Employer may terminate her employment at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law. Similarly, the Executive may terminate her employment at any time and for any or for no reason. The term of this Agreement (the “Term”) begins on the Effective Date and ends on either (i) the date Executive voluntarily terminates her employment or (ii) the date the Company terminates Executive’s employment.
3.Position and Duties.
(a)Position. During the Term, Executive shall serve as the Company’s Chief Operating Officer (the “COO”). Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). In such capacity, Executive shall have the duties, functions, responsibilities, and authority appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to her by the CEO.
(b)Duties. Executive shall have supervision, control over, and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the CEO, provided that such supervision, control, responsibilities and duties are consistent with Executive’s position or other positions that she may hold from time to time. Executive shall devote substantially all of her business time and attention to the performance of Executive’s duties hereunder and to the Company’s affairs provided, that nothing herein shall preclude Executive from (i) serving on the board of directors of up to two (2) for-profit or non-profit companies that do not compete with the Company in the judgment of the CEO; (ii) serving on civic or charitable boards or committees; and/or (iii) managing personal investments, so long as all such activities described in clauses (i) through (iii) above do not unreasonably interfere with Executive’s performance of her duties to the Company as provided in this Agreement or create a potential business or fiduciary conflict and, in the case of the activities described in clauses (i) and (ii), are disclosed to the CEO.

(c)Principal Place of Employment. Executive’s initial principal place of employment during the Term shall be Executive’s home residence, or as shall be designated by the CEO, subject to the terms and conditions of this Agreement. The Parties acknowledge that Executive may be required to travel in connection with the performance of her duties hereunder.
(d)Corporate Policies. During the Term, Executive shall be subject to all of the Company’s corporate governance, ethics, and executive compensation and other policies as in effect from time to time.
(e)Compensation, Benefits, Other Items Applicable to Executive. During the Term, Executive shall be entitled to the compensation and benefits described in Sections 4, 5 and 6 of this Agreement, in addition to any other compensation agreed to between Executive and the Company.
4.Compensation.
(a)Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) of four hundred fifty thousand dollars ($450,000), payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s Base Salary is subject to annual review and may, in the Board’s discretion, be increased or decreased. As so adjusted, the term “Base Salary” shall refer to the adjusted amount.
(b)Performance Bonus. Executive will have the opportunity to earn an annual Performance Bonus target of 50% of Base Salary. Performance Bonus will be 50% based on quantitative company performance, and 50% based on qualitative individual performance, in each case, based on performance objectives established by the Company no later than five months in advance of the end of each semi-annual review process. The Performance Bonus will be issued semi-annually during the Company’s semi-annual review process; the Company will determine in its sole and absolute discretion the extent to which Executive has earned performance bonus for such semi-annual period. Achievement may be scored between 0% and 200%. The Company’s determination with respect to each performance bonus will be final and binding. Any performance bonus earned will be paid as soon as practicable following the Company’s semi-annual review process and, in any event, within the first calendar month following the end of the applicable semi-annual period for which the performance bonus is earned. Executive will not earn a performance bonus for any semi-annual period unless they are employed by the Company on the date such performance bonus is paid.
(c)Signing Bonus. Executive will receive a one-time signing bonus of $80,000 payable within the first 30 days of employment with the Company according to the Company’s standard payroll practices. In the event Executive’s employment is terminated for Cause, or she voluntarily leaves Life360 within 12 months of her date of hire without Good Reason, Executive will be responsible for reimbursing the company a prorated portion of the net amount received, to be calculated based upon her months of service, within thirty (30) days of her departure.

5.Equity Awards
(a)Initial RSU Award. An Equity grant will be recommended to the Board in the form of a restricted stock unit award (the “RSUs”) under the Amended and Restated 2011Stock Plan (the “Plan”). Executive’s initial grant of RSUs (the “RSU Award”) will be based on a total current value of $4,000,000 USD (the “Cash Value”). The number of shares subject to Executive’s RSU Award will be calculated by dividing the Cash Value by the appropriate Life360 closing stock price at the time of Board approval of the RSU Award to determine the number of shares subject to Executive’s RSU Award. Each RSU entitles executive to 1 share of the Company’s common stock once the vested portion of the RSU Award is settled. The RSU award will vest pursuant to a 36-month vesting schedule, which will provide that 1/3 of the share subjects to the RSU Award will vest after 12 months of full-time employment, and 1/36th of the shares subjects to the RSU Award will vest as and when Executive completes each month of full-time employment thereafter. The vested RSUs will settle as soon as practical following the vesting date and will be done at least quarterly.
(b)Refresh RSU Awards. An Equity grant will be recommended to the Board in the form of RSUs under the Plan at the Board meeting that precedes the earlier of (a) the date of Company’s issuance of Refresh RSU Award(s) to other senior executives and (b) Executive’s one-year anniversary with Company. Executive’s first refresh grant of RSUs (the “First Refresh RSU Award”) will have a minimum total then-current value of $2,000,000 USD (the “First Refresh Cash Value”). An Equity grant will be recommended to the Board in the form of RSUs under the Plan at the Board meeting that precedes the earlier of (a) the date of Company’s issuance of Refresh RSU Award(s) to other senior executives for the fiscal year starting on January 1, 2025 and (b) Executive’s two-year anniversary with Company. Executive’s second Refresh Award of RSUs (the “Second Refresh RSU Award”) will have a minimum then-current value of $2,000,000 USD (the “Second Refresh Cash Value”). The number of shares subject to each of Executive’s Refresh RSU Awards will be calculated by dividing the applicable Cash Value by the appropriate Life360 closing stock price at the time of Board approval of the RSU Award to determine the number of shares subject to Executive’s First Refresh RSU Award and Second Refresh RSU Award. Each RSU entitles Executive to 1 share of the Company’s common stock once the vested portion of the applicable RSU Award is settled. Each Refresh RSU Award will vest pursuant to a 48-month vesting schedule, which will provide that 1/48th of the shares subject to the RSU Award will vest as and when Executive completes each month of full-time employment thereafter. The vesting schedule for the First Refresh RSU Award will begin on the date of Executive’s one-year anniversary with the Company. The vesting schedule for the Second Refresh RSU Award will begin on the date of Executive’s two-year anniversary with the Company. The vested RSUs will settle as soon as practical following the vesting date and will be done at least quarterly. The Parties acknowledge and agree that the Company will be working to develop and launch a new performance equity plan (“New Equity Plan”) and in the event such a New Equity Plan is approved by the Board, or the appropriate Committee of the Board, and launched during the two-year period following the Effective Date, then either or both of the foregoing First Refresh RSU Award and Second Refresh RSU Award outlined in this Section 5(b) may be replaced with the New Equity Plan, provided that such New Equity Plan would only replace any of the foregoing Refresh RSU Awards which have not yet been granted at the time of the New Equity Plan launch, and provided further that if the New Equity Plan is launched after August 31, 2023, it shall not replace the First Refresh RSU Award, and if the New Equity Plan is launched after August 31, 2024, it shall not replace the Second Refresh RSU Award. It is the Parties’ intent that Executive be eligible to earn additional equity beginning immediately upon her employment, and that the New Equity Plan will replace, rather than complement, the Refresh RSU Awards, but will not replace either or both Refresh RSU Award(s) without providing substitute equity for the respective time period before launch of the New Equity Plan. For the avoidance of doubt, unless mutually agreed by both Parties, Executive may receive the benefit of the First Refresh RSU Award and the New Equity Plan (for the second year of her employment), but will not be entitled or eligible to receive the benefits of both Refresh RSU Awards and the New Equity Plan during two-year period following the Effective Date.
(c)General Terms.
(i)Change of Control. Notwithstanding anything stated herein, if a Change of Control occurs (as defined in the Plan) and, upon or within twelve (12) months following such Change of Control, Executive’s employment with the Company is terminated by the Company other than for Cause or is terminated by Executive for Good Reason and, in either case, such termination constitutes a “separation from service” (as defined in Treasury Regulation 1.409A-1(h)) (an “Involuntary Separation”), then effective as of such termination, and subject to the Executive’s execution and non-revocation of a general release in a form reasonably acceptable to the Company no later than the sixtieth (60th) day thereafter, (i) the vesting of all awards of RSUs held by Executive shall accelerate as of such termination; such that all of the total RSUs held by Executive that are unvested as of such termination will vest (for purposes of clarity, Executive cannot vest in more than 100% of the total RSUs awarded to Executive). In addition, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any awards of RSUs at the time of a Change of Control (and if offered new or continued employment with such acquirer or successor, Executive does not voluntarily resign without Good Reason), then 100% of the then unvested shares subject to the awards of RSUs that are not assumed or substituted for, as applicable, shall fully vest and immediately prior to, and contingent upon, the consummation of such Change of Control.
(ii)Separate Payments Under Section 409A. For purposes of Internal Revenue Code Section 409A, each RSU vesting tranche described above is hereby designated as a separate payment. The Parties intend that all payments and benefits made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance benefits made in connection with Executive’s Involuntary Separation under this Agreement and provided on or before the 15th day of the 3rd month following the end of Executive’s first tax year in which Executive’s Involuntary Separation occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which Executive’s Involuntary Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any other severance benefits provided in connection with Executive’s Involuntary Separation under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of Executive’s 2nd taxable year following the taxable year in which Executive’s Involuntary Separation occurs). Notwithstanding the foregoing, if any of the benefits provided in connection with Executive’s Involuntary Separation do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Executive is, at the time of Executive’s Involuntary Separation, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., Executive is a “key employee” of a publicly traded company), each such benefit will not be provided until the first regularly scheduled payroll date of the 7th month after Executive’s Involuntary Separation and, on such date (or, if earlier, the date of Executive’s death), Executive will receive all benefits that would have been provided during such period. In no event whatsoever shall the Company be liable for interest and additional tax that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.
(iii)Regulatory Requirements. If the grant of the RSU Award would violate any regulatory provisions, including, without limitation, any regulations with respect to the Australian Securities Exchange, then Executive and the Company shall, in good faith, consider alternative arrangements designed to provide similar economic value to the Executive.
6.Employee and Fringe Benefits; Expense Reimbursements
(a)Employee Benefits. During the Term, Executive and their eligible dependents (if any) shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other similarly situated senior executive employees, subject in each case to the terms and conditions of the plan or program in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan or program. Notwithstanding the foregoing or any other statement to the contrary, the Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.
(b)Paid Time Off. Executive shall be entitled to paid vacation each year in accordance with the Company’s then-current vacation policy for other similarly situated senior executive employees. The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to the Company’s other similarly situated senior executive employees.
(c)Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder. Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year and (ii) not be subject to liquidation or exchange for another benefit.
7.Termination of Employment. Except for the provisions intended to survive for other periods of time as specified in Section 13(l) below, this Agreement and Executive’s employment shall terminate (i) at any time upon mutual written agreement of the Parties; (ii) by the Company, immediately, for Cause as provided in Section 7(a); (iii) immediately upon Executive’s death or Disability as provided in Section 7(b); or (iv) by the Company for any reason other than Cause with advance written notice of at least six (6) months of any such termination; or (v) by Executive for any reason other than due to Executive’s death or Disability with advance written notice as provided in Section 7(a). The date on which Executive’s employment ends under this Section 7 shall be referred to herein as her “Termination Date.”
(a)Termination for Cause; Voluntary Termination Without Good Reason. At any time during the Term, (i) the Company may immediately terminate Executive’s employment for Cause, and (ii) Executive may terminate her employment “voluntarily” (that is, other than by death, Disability, or with Good Reason); provided, that Executive will be required to give the Board at least six (6) months’ advance written notice of any such termination; provided, however, that the Board may waive all or any part of the foregoing notice requirement in its sole discretion, in which case Executive’s voluntary termination will be effective upon the date specified by the Board, which will be the Termination Date for purposes of this Agreement. For the avoidance of doubt, Executive will only be paid for services through the actual Termination Date and will not be entitled to any additional vesting following the Termination Date. Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination, Executive shall receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s Termination Date pursuant to this Section 7(a) shall be determined in accordance with the plans, policies, and practices of the Company as then in effect, including but not necessarily limited to the Plan. Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date. Notwithstanding anything in this Section 7 to the contrary, in the event Executive is terminated for Cause, the Company will provide notice to the Executive outlining the reason(s) underlying the termination within one business day of such termination; for the avoidance of doubt, the foregoing notice provision is not a condition precedent to a termination for Cause.
(b)Termination Due to Death or Disability.
(i)Death. Executive’s employment with the Company shall terminate upon Executive’s death. Upon the termination of the Term and Executive’s employment as a result of this Section 7(b)(i), Executive’s estate shall receive the Accrued Obligations within fifteen (15) days following the Termination Date. All payments or benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies, and practices of the Company as then in effect. Executive’s estate shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.

(ii)Disability. The Company may terminate Executive’s employment if she becomes unable to perform the essential functions of her position as a result of her Disability (subject to the notice period set forth in the definition of Disability). Upon any termination of the Term and Executive’s employment pursuant to this Section 7(b)(ii), Executive shall receive the Accrued Obligations as well as sums set forth in Section 7(d) herein. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 7(b)(ii) shall be determined in accordance with the plans, policies, and practices of the Company as then in effect. Executive shall not earn or accrue any additional or other benefits under this Agreement following the Termination Date.
(c)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other party in accordance with this Section 7. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
(d)Termination Without Cause or Resignation With Good Reason. If the Company terminates Executive’s employment, at any time, for a reason other than (a) Cause, or Executive’s death, or if Executive resigns her employment, at any time, with Good Reason, Executive will receive separation pay listed in Paragraph 7(f) and the group health, vision, and/or dental insurance coverage reimbursement listed in Paragraph 7(g).
(e)Separation and Release Agreement as Condition of Severance. The receipt of any separation payment or benefit pursuant to this Agreement is subject to and conditioned on the Executive signing and not revoking a separation agreement and general release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination or separation of employment (the “Release Deadline”), and if not, Executive shall forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will any severance payment or benefit be paid or provided until the Release actually becomes effective.
(f)Separation Pay. In exchange for Executive’s agreement to the Release, the Company will pay Executive, as cash severance, the equivalent of six (6) months of Executive’s base salary in effect as of the Termination Date; subject to applicable payroll deductions and withholdings (“Separation Pay”). The separation pay will be paid in a lump sum in accordance with the Company’s standard payroll practices after the separation agreement is in effect. Executive acknowledges that she is not otherwise entitled to this Separation Pay.
(g)COBRA. If Executive signs the separation agreement and elects to continue group health, vision, and/or dental insurance coverage, then the Company will reimburse the full amount of Executive’s COBRA premium payments sufficient to continue Executive’s group coverage at its current level including costs of dependent coverage, until the earliest of (a) the end of six (6) months following the month in which the Termination Date occurs, (b) the expiration of Executive’s continuation coverage under COBRA or (c) the date when Executive becomes eligible for health insurance in connection with new employment or self-employment. Executive acknowledges that she will be entitled to continuation of coverage under COBRA as provided in this Section 7(g), but is not otherwise entitled to any continuation of Company paid health insurance.
8.Non-Disparagement.
(a)To the maximum extent permitted by applicable law but without limiting Executive’s ability to perform her duties under this Agreement, Executive and Company agree that they will not make or cause to be made any oral or written statements that are defamatory concerning the other Party. In addition, Executive agrees not to make or cause to be made any oral or written statements that are defamatory concerning Company’s policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors. This provision is a material and substantial term of this Agreement.
(b)Company agrees that it will not publish any official statement of the Company that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and the Company’s executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.
9.Severability. If any provision, subsection, or sentence of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision, subsection, or sentence had not been contained herein.
10.Confidential Information and Invention Assignment Agreement. Like all Company employees, Executive will be required, as a condition of Executive’s employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A.
11.Specific Performance. Executive and Company acknowledge and agrees that the other Party’s remedies at law for a breach or threatened breach of Section 8(a) and 8(b), respectively (the “Covenant”) would be inadequate and the other Party would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Parties agree that, in the event of a breach of the Covenant, in addition to any remedies at law, the other Party, without posting any bond, to the maximum extent permitted by applicable law, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of either a breach or a threatened breach of the Covenant seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. Company acknowledges and agrees that Executive’s remedies at law for a breach or threatened breach of Section 9(b) would be inadequate and Executive would suffer irreparable damages as a result of such breach or threatened breach. Accordingly,

Company agrees that Executive shall be entitled to, in addition to any legal remedies available, seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available without posting bond or proving actual damages.
12.Conflicts of Interest. Executive agrees that for the duration of this Agreement and Executive’s employment with the Company, she will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business or accepting any payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business, and that Executive will promptly inform the Chair of the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Chair of the Board any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
13.Miscellaneous.
(a)Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would interfere with the performance of their duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of their duties hereunder, except with valid written consent of such other person or party. Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document that sets forth restrictions on Executive’s conduct as a condition of employment with the Company.
(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)Successors and Assigns.
(i)This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.
(ii)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 13(c)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).
(iii)The Agreement shall be assignable by the Company to any affiliate or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.
(d)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via email to the respective email addresses, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by email shall be deemed given at the time such email is sent; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
If to Executive, to such address as shall most currently appear on the records of the Company.
If to the Company, to:
Life360, Inc.
1900 S. Norfolk St., Suite 310
San Mateo, CA 94403
Attention: Chief Executive Officer
(e)GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT

WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF CALIFORNIA (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO JURISDICTION IN SAN FRANCISCO COUNTY, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT PROCEEDING IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.
(f)Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(g)Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.
(h)Entire Agreement. This Agreement, all Exhibits attached hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof, including.
(i)Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable laws or regulations.
(j)Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(k)Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate, at Company’s expense, (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel, out of pocket expenses, and loss of time or income incurred by Executive in providing such cooperation.
(l)Survival. Sections 4 through 12, inclusive, and Sections 13(b)-(n), inclusive, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company.

(m)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(n)Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement to the extent reasonably required by any such law, government regulation, company policy or stock exchange listing requirement, as determined by the Board in its sole and absolute discretion. For purposes of this Section 13(n), a “company policy” means any written company policy adopted by the Company that is made available to the Company’s executive officers through electronic or any other means.
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The Parties have executed this Agreement as of the date first above written.
Company
Life360, Inc.
By: /s/ Christopher Hulls
Name:    Christopher Hulls
Title:    Chief Executive Officer
Executive
/s/ Lauren Antonoff
Lauren Antonoff

EXHIBIT A

DEFINED TERMS
1.“Accrued Obligations” shall mean, at any point in time and except as expressly provided herein, any amounts to which the Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued, and due and payable at the time of payment): Base Salary and any other wages, payments, retention bonuses, entitlements or benefits vested, earned or accrued, and due and payable, but unpaid under applicable benefit and compensation plans, programs and other arrangements with the Company.
2.“Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
3.“Board” shall mean the Company’s Board of Directors or, if context requires otherwise, the Board of Directors of Life360.
4.“Cause” shall mean the occurrence of one or more of the following: (i) Executive’s malfeasance, willful, or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders; (ii) Executive’s conviction of a crime that is materially detrimental to the Company or its stockholders; (iii) Executive’s conviction of, or entry of a plea nolo contendere to a crime that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (iv) Executive’s material violation of the Company’s Code of Ethics, including breach of duty of loyalty in connection with the Company’s business, after notice by the Board and a thirty (30) day opportunity to cure if cure is possible in the circumstances; (v) Executive’s willful failure to perform duties under this Agreement, after notice by the Board and a reasonable opportunity to cure in light of the circumstances (not to exceed thirty (30) days); (vi) Executive’s failure to reasonably cooperate with, or Executive’s impedance or interference with, an investigation authorized by the Board; (vii) Executive’s failure to follow a legal and proper Board directive, after notice by the Board and a thirty (30) day opportunity to cure; or (viii) Executive’s willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a restatement of the Company’s financial results.
5.“Code” shall mean the Internal Revenue Code of 1986, as amended.
6.“Disability” shall mean Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Whether Executive is Disabled shall be determined by a qualified medical provider selected by the Company. Alternatively, Executive will be deemed Disabled if determined to be totally disabled by the Social Security Administration. Termination of employment resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company to Executive of Company’s intention to terminate Executive’s employment due to Disability. In the event that Executive resumes the performance of substantially all of her duties hereunder before her termination becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish to the qualified medical provider selected by the Company such medical information as may be.
7.“Good Reason” shall mean that Executive resigns from Company following the occurrence of any of the following events or conditions, without Executive’s express written consent (which consent may be denied, withheld or delayed for any reason): (i) a material reduction in Executive’s duties, authority or responsibilities (except temporarily during the Executive’s incapacity due to physical or mental illness); (ii) requiring Executive to report to an officer or employee other than the CEO or directly to the Board, provided, however, that this subpart (ii) would not be met in the event that Company is acquired and (A) Executive continues to report to the CEO of the Company (and not the CEO of the new parent company) or (B) Executive reports to someone other than the CEO of the new parent company or newly formed company but her duties and responsibilities remain substantially the same as those immediately prior to such acquisition; (iii) a material reduction by Company in Executive’s annual base salary, annual bonus or incentive compensation opportunity as in effect as of the Effective Date or as the same maybe increased or replaced by mutual agreement from time to time; (iv) the relocation of Executive’s principal place of employment to a location more than forty (40) miles from Executive’s principal place of employment immediately prior to her termination or Company’s requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof); or (v) any action or inaction that constitutes a material breach by the Company of this Agreement. For “Good Reason” to be established, the Executive must provide written notice to the CEO and Company within ninety (90) days immediately following such alleged events, Company must fail to materially remedy such event within thirty (30) days after receipt of such notice, and Executive’s resignation must be effective not later than one hundred twenty (120) days from the occurrence of the alleged triggering event, and must not be effective until after the expiration of the notice and cure periods described above.
8.“Section 409A” shall mean Code section 409A together with all regulations and regulatory guidance promulgated thereunder, as amended from time to time.

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT